Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Maryland Dividend Advantage Municipal Fund

811-09471

A special meeting of shareholders was held in the offices of Nuveen Investments on April 5, 2012; at this meeting the shareholders were asked to vote on the approval of an Agreement and Plan of Reorganization.
The special meeting was subsequently adjourned to May 17 and June 22, 2012.


Voting results for the special meeting are as follows:

<c> Common and Preferred Shares voting
 together as a class
<c>  Preferred Shares
To approve the Agreement and Plan of
Reorganization.


   For
                3,584,198
             1,335,597
   Against
                   178,728
                  90,182
   Abstain
                   119,767
                  47,500
      Total
                3,882,693
             1,473,279




Proxy materials for the special meeting are herein incorporated by reference to the SEC filing on January 24, 2012, under Conformed Submission Type N 14 8C/A, accession number 0001193125-12-021940.